Exhibit 99.1

NEWS FROM

For more information contact:	For media inquiries:
Kate Lowrey	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES PROFIT IMPROVEMENT PLAN TO PROTECT
AND EXPAND FUTURE OPERATING MARGINS AND EPS

ST. LOUIS, April 17, 2013 – ESCO Technologies Inc. (NYSE: ESE) today announced it has initiated certain profit improvement and restructuring activities within the Utility Solutions Group (USG). These actions are intended to improve USG’s future operating profit, while providing a lower cost structure which lessens the impact of project related timing and volatility.
Management indicated in previous communications that it was analyzing the operating cost structure across the Company to see where meaningful improvements in operating efficiency could be achieved. The Company’s Profit Improvement Plan (PIP), which began with the Test segment, was established to identify cost-saving opportunities which would protect and expand future operating margins, as well as supplement future EPS growth.
In October 2012, the Company began the first phase of its PIP by announcing the consolidation of the Test segment’s four domestic manufacturing facilities into three domestic locations. The Test segment restructure is nearing completion and is on schedule and on budget with costs expected to be approximately $3 million. As a result of these actions, the 2013 partial year savings will be approximately $1 million (excluding restructuring costs), and are expected to yield annual savings of approximately $3 million in 2014 and beyond. The net impact of this restructuring is expected to increase Test segment EBIT margins to above 13 percent beginning in 2014, which is well above its historical margin contribution.
The additional actions announced today are described below.

Lemke - Germany (Doble)

Doble Engineering continues to perform exceptionally well and has consistently maintained EBIT margins greater than 20 percent annually. Over the next five years, Management expects Doble’s EBIT margin to expand as revenues increase, with Doble expecting above-average sales growth driven by several new product introductions and global expansion. Doble’s international growth is expected to come from several new sales, support and service centers recently opened in China, Brazil, South Africa, and the Middle East.
Doble’s PIP focused on its international growth strategy where the competitive landscape is significantly different than in North America. Management analyzed the various global geographies where Doble currently operates and identified areas where it can most effectively gain market share while lowering its operating costs. Doble has three European operating locations currently based in Germany, Norway, and the United Kingdom.
Management has made the decision to close the manufacturing operation in Germany (Doble-Lemke GmbH) and relocate its Partial Discharge (PD) products and intellectual property to its existing lower cost locations in Europe.
Management expects approximately $4.0 million of non-operational costs to be incurred over the balance of 2013 to complete this closure. These shut-down costs, both cash and non-cash consist of personnel costs, asset impairment charges, and move related costs. Once this shut-down is completed, along with the projected increase in Doble’s future revenues, Doble is expected to realize a meaningful improvement in its EBIT margin over the next several years.
As a result of the Doble-Lemke shut-down, during the second quarter of 2013 the Company is required to write-off an additional $1.8 million of non-cash deferred tax assets which will not be realized subsequent to the closure.

Aclara (Solon, Ohio Facility)

Throughout the past twelve months, Management has been analyzing Aclara’s manufacturing cost structure to determine the appropriate infrastructure needed to maximize operating profit subsequent to the SoCalGas project’s initial launch. To avoid disruption and unnecessary complexity in advance of the SoCalGas launch, Management postponed taking this action until the project was up and running effectively as it is currently.
Management has decided to shut-down its manufacturing facility in Solon, Ohio (Cleveland) and has elected to manufacture its RF AMI product offering on a fully outsourced basis, consistent with Aclara’s TWACS® products.
Aclara is working with its existing contract manufacturing partners to replicate this capability, and we expect this transition to take approximately 9 to 12 months to fully implement.
Aclara will maintain its current engineering and administrative functions in the Solon facility but in a much smaller footprint.
Management expects approximately $3 million of non-operational costs to be incurred over the balance of 2013 and into the first half of 2014 to effect this transition, and once completed, expects annual recurring operational cost savings of approximately $4 million based on projected manufacturing levels.
Additionally, Aclara is writing off approximately $5.0 million of inventory, primarily related to its Acendant Network product line. The Acendant inventory was purchased from Firetide, Inc. in anticipation of its deployment at a major gas customer who subsequently chose to deploy an alternative back-haul system.
The total impact of the Doble-Lemke and Aclara actions is expected to result in a non-operational, net charge to earnings of approximately ($0.38) per share, with the majority expensed in 2013.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “The actions outlined above resulted from a significant amount of analysis and evaluation. While they are difficult decisions, I am convinced they are the right decisions given the competitive dynamics we face day-to-day. We feel these actions are in the best long-term interest of the Company and our shareholders and are needed to protect and expand our operating margins, while better positioning us for future challenges.
“Regarding the Doble-Lemke actions, I’ve been very pleased with Doble’s consolidated performance since the acquisition. Over the past few years, we’ve made sizeable investments in new products and solutions, and I want to ensure we protect our investment today and in the future as we expand our global footprint. The German operation was not meeting our expectations, and we determined we had too many facilities in Europe for the current revenue level. We concluded that our best solution for cost efficiency and market share growth was to move the products and know-how to an existing facility in that region. Regarding our current outlook for international sales growth, I’m pleased with the early results from the new markets we’ve entered recently, and the next few years continue to look promising.
“The Aclara actions were also necessary to protect and expand future operating margins as the overall AMI marketplace continues to get more competitive. I remain positive about the AMI market in general, and Aclara’s positioning within that market.  We have proven, capable products and solutions for satisfying the utility industry’s requirements for grid intelligence and operational effectiveness.
“The actions outlined here are intended to provide some earnings protection around the volatility and project timing in the market, thereby allowing us to maintain acceptable margins when projects are delayed. The past couple of years, and the most recent three or four quarters have validated the difficulties in predicting exactly when AMI customers will make their decisions, launch their projects, and accept product deliveries against an ever changing schedule.
“We are very well positioned to capitalize on these opportunities when they occur, but predicting their timing has proven quite challenging recently.
“Some of these AMI project delays will have a nominal impact on our second quarter operational earnings, but on the positive side, I’m pleased with our performance on the SoCalGas project as it remains on track to meet its revenue and profit projections for the year.
“Aclara is continuing to see some timing-related softness in the domestic AMI market, and as a result, the second half of the year is becoming more difficult to predict as several customers have indicated they may be extending their project decisions and launch dates. These ongoing timing issues contributed to our decision to accelerate our cost reduction initiatives.
“We are fortunate that all of our other business units continue to perform at or above forecast, and we expect that to continue for the balance of the year. We are currently reviewing Aclara’s project timing for the balance of the year, and will provide our assessment during the second quarter earnings call. Our current view is that as a result of project delays in the water market and slower than expected COOP deliveries, our earlier guidance will be lowered.
“We are taking an appropriate long-term view with these PIP initiatives, and obviously, these cost reduction actions should have a positive impact on future earnings when compared to our outlook had we not taken these actions.  But it is too early to comment on 2014 until we see how the current market dynamics and project timing develop over the next few months.
“In closing, we’ve always touted our diligence and focus on costs as a significant part of our heritage. We will continually monitor our costs and make adjustments as needed to most effectively deliver on our commitment to increase long-term shareholder value.”

Conference Call

The Company will host a conference call today, April 17, at 4:00 p.m. Central Time, to discuss this announcement. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-843-7419 and enter pass code 34696387).

Forward-Looking Statements

Statements in this press release regarding the costs, timing and success of the Company’s PIP and other cost reduction and restructuring initiatives, the expected savings to be achieved from such PIP and other cost reduction and restructuring initiatives, international sales growth, EBIT margins, revenues, sales, second quarter and full year 2013 earnings, future revenue and profit on the SoCalGas project, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012; and the following: changes in requirements or financial constraints impacting SoCalGas; the success of the Company’s competitors; changes in federal or state energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; termination for convenience of customer contracts; timing and content of future contract awards and customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; the impacts of natural disasters; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; the Company’s successful execution of internal operating and restructuring plans; and the Company’s ability to successfully integrate newly-acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT and EBIT margin are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, and EBIT margin as a percent of net sales. EBIT and EBIT margin are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT and EBIT margin provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.
# # #